Exhibit 99.1

WACCAMAW BANKSHARES, INC.

News Release

FOR IMMEDIATE RELEASE

July 18, 2011

Contacts:

Geoff Hopkins

President

Waccamaw Bankshares, Inc.

(910) 914-4213

Nasdaq Hearings Panel grants Waccamaw

listing extension until decision is made

WHITEVILLE, N.C. – Waccamaw Bankshares (NASDAQ: WBNK) today said that The Nasdaq Stock Market approved a request for shares of its common stock to remain listed on the exchange until a decision is rendered by the Nasdaq Hearings Panel on whether Waccamaw’s securities should be suspended from trading.

The hearing is set for August 4. The Panel generally issues a written decision approximately 35 days after the hearing.

Last month, The Nasdaq Listing Qualifications Department denied a request by Waccamaw for continued listing, citing its noncompliance over the timely filing of reports with the Securities and Exchange Commission. Waccamaw filed an appeal and received an extension through July 18.

The company is subject to delisting because it has not filed with the Securities and Exchange Commission its Annual Report on Form 10-K for year 2010 and its quarterly report on Form 10-Q for the quarter ended March 31.

Three complex transactions completed by the company in 2010 are at the heart of the delay – the sale of problem loans, purchase of home-equity lines and a preferred stock private placement. The 10-K and 10-Q reports cannot be filed with the SEC until the audit of the company’s financial statements is complete. Waccamaw has been working with the audit firm of Elliott Davis of Galax, Va. on verifying information for both reports.

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About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North

Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through seventeen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), Socastee, and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.